Exhibit 99.1

NanoViricides Raises $5M in Shelf Offering

WEST HAVEN, CONNECTICUT -- May 12th, 2010 -- NanoViricides, Inc. (OTC BB: NNVC.OB) (the "Company"), announced  today that it has raised $5,000,000, drawing down on its previously announced universal registered shelf “Form S-3” offering. The registered shelf offering became effective on April 29, 2010.

The Company received this financing from a single investor, Seaside 88, LP (“Seaside”), a Florida limited partnership. Seaside has financed several leading-edge bio-pharma companies, including Cytori Therapeutics, Inc., Generex Biotechnology Corporation, and NovaDel Pharma, Inc. among others.

“We are very pleased to receive financing from Seaside,” said Anil R. Diwan, PhD, President of the Company, “Seaside has established a strong reputation of successful investments in bio-pharma companies such as ours.”

“This financing positions us for meeting the listing standards of major exchanges,” said Eugene Seymour, MD, MPH, CEO of the Company, adding, “We now have sufficient cash in hand to meet our operating needs for the next eighteen months at the current rate of expenditure.”

Seaside purchased the Company’s Series B Convertible Preferred Stock for gross proceeds of $5M. The Company expects the net proceeds of this transaction to amount to approximately $4.51M after deducting placement agent fees and other offering expenses. NanoViricides has entered into a securities purchase agreement with Seaside for the purchase and sale of 500,000 shares of its Series B Preferred Stock at the purchase price of $10.00 per share. Seaside also received an option to purchase an additional $5M of the Company’s Series B Convertible Preferred Stock within six months of the final conversion of the Series B Preferred Stock into the Company’s common stock (described below).

The Series B Preferred Stock will convert into a number of shares of the Company’s common stock every two weeks. The converted shares are estimated to represent less than five percent of the 10-day trading volume of the Company’s stock (NNVC: OTC-BB), based upon current data.

Of the shares purchased, 60,000 shares of the Series B Preferred Stock will be automatically converted into common stock every two weeks commencing the initial closing. The conversion factor shall equal the purchase price of $10 per share of the preferred stock, divided by the lesser of (i) the ten day daily volume weighted average of actual trading prices (“VWAP”) of the common stock multiplied by 0.85; or (ii) the VWAP for the trading day immediately prior to a conversion date multiplied by 0.88. In addition, the unconverted shares of the Series B Preferred Stock will accrue a dividend at a 10% annualized rate.  The accrued dividend shall be payable in common stock at the time of each conversion. The Company does not pay a dividend on the shares of its common stock or the shares of its Preferred Series A stock, and will not be able to pay any dividend on these securities while any shares of the Series B Preferred stock remain unconverted. The shares of Series B Preferred Stock and the shares of common stock underlying the Series B Preferred Stock and the dividend earned on it were offered pursuant to an effective shelf registration statement as noted above. The Series B Preferred Stock does not have any voting rights except as set forth in the Certificate of Designation creating the stock.

Midtown Partners & Co., LLC, acted as the placement agent for this transaction. Midtown received a cash placement fee of 8%.

A shelf registration statement relating to the shares of common stock underlying the shares of preferred stock issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the current transaction has been filed by NanoViricides with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from NanoViricides by contacting NanoViricides, Inc., 135 Wood Street, Suite 205, West Haven, Connecticut 06516. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of preferred or common stock of NanoViricides. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About NanoViricides:
NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for viral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others.

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in pre-clinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.

Contact:
NanoViricides, Inc.
Amanda Schuon, 310-550-7200
info@nanoviricides.com